Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of KLA-Tencor Corporation of our report dated August 4, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in KLA-Tencor Corporation’s Annual Report on Form 10-K for the year ended June 30, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 15, 2018